Exhibit 99.1

New Distribution and Marketing Agreement Expands
WorldQuest’s VoIP Network and Provides Access to 4,000
Retail Locations in Southern California

Agreement generates over $1 million of revenues during its first month

DALLAS – Oct. 12, 2004 – WorldQuest Networks, Inc. (NASDAQ: WQNI), today announced a distribution and marketing agreement with Phone House, Inc., giving WorldQuest distribution to more than 4,000 retail locations in the Southern California market.

“By executing this transaction, WorldQuest further diversifies its customer base and sales channels to the Indian market and enters the domestic Hispanic market through bricks-and-mortar retail locations,” said B. Michael Adler, WorldQuest’s President and CEO. “Additionally, we are exploring ways of selling VoIP products, and Wi-Fi services, through the 4,000 retail locations to which we now have access.”

WorldQuest officials said the new agreement generated over $1 million of incremental revenue for WorldQuest during September, the first month that the agreement was in place. Gross-profit margins are expected to be lower than WorldQuest’s historical margins. This will improve as WorldQuest begins selling its proprietary calling cards and VoIP products through this channel in the next few months.

“We believe that we can make this distribution channel more profitable by introducing products that move across WorldQuest’s proprietary VoIP network and infrastructure instead of simply re-selling other providers’ pre-paid calling cards,” said WorldQuest Vice President and Chief Financial Officer Victor E. Grijalva. “In the meantime, we expect the Phone House agreement to generate solid revenues and contribute to operating cash flows while we work to add higher-margin products to our new distribution channel.”

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WorldQuest Networks’ operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WorldQuest Networks’ filings with the Securities and Exchange Commission.

About WorldQuest Networks, Inc.

Based in Dallas, WorldQuest Networks, Inc., is an international Internet telephony company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates. WorldQuest’s Web site is www.wqn.com.

For more information contact:

Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com